Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports, dated December 26, 2012, on Dreyfus U.S. Treasury Reserves, Dreyfus AMT-Free Municipal Reserves, Dreyfus Money Market Reserves, Dreyfus Tax Managed Growth Fund, Dreyfus Disciplined Stock Fund, Dreyfus Small Cap Fund, Dreyfus BASIC S&P 500 Stock Index Fund, Dreyfus Opportunistic Fixed Income Fund and Dreyfus Bond Market Index Fund, each a series of The Dreyfus/Laurel Funds, Inc. (collectively, the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/KPMG LLP

February 27, 2013